Exhibit 3.6

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “TENON MEDICAL, INC.”, FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF OCTOBER, A.D. 2021, AT 7:47 O’CLOCK P.M.

5172409 8100 SR# 20213544492
Jeffrey W. Bullock, Secretary of State

Authentication: 204443517 Date: 10-19-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 07:47 PM 10/18/2021 FILED 07:47 PM 10/18/2021 SR 20213544492 - File Number 5172409

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

TENON MEDICAL, INC.

Tenon Medical, Inc, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.           The name of the Corporation is Tenon Medical, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 19, 2012,

2.           ARTICLE IV of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

“The total number of shares of stock that the corporation shall have authority to issue is 13,784,965 consisting of 10,487,904 shares of Common Stock, $0,001 par value per share (the “Common Stock”), and 3,297,061 shares of Preferred Stock, $0,001 par value per share, 2,805,839 of which shares shall be designated “Series A Preferred Stock”, and 491,222 of which shares shall be designated “Series B Preferred Stock”.”

3.           ARTICLE V, Section 1(a), 1(e), 1(f), and 1(h) of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

“(a) “Conversion Price” shall mean $3.3737 per share for the Series A Preferred Stock and $2,795 per share for the Series B Preferred Stock (each subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).”

“(e) “Dividend Rate” shall mean an annual rate of $0.12205 per share for the Series A Preferred Stock and an annual rate of $0.2236 per share for the Series B Preferred Stock (each subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein.)”

“(f) “Liquidation Preference” shall mean $1.52561 per share for the Series A Preferred Stock and $4,98104 per share for the Series B Preferred Stock (each subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein.)”

“(h) “Original Issue Price” shall mean $3.3737 per share for the Series A Preferred Stock and $2,795 per share for the Series B Preferred Stock (each subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).”

4.           ARTICLE V, Section 4(d)(i)(2) of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

“(2) shares of Series A Preferred Stock and the shares of Common Stock issued or issuable pursuant to the conversion thereof;”

5.           ARTICLE VIII of the Corporation’s Amended and Restated Certificate of Incorporation is amended to insert the following after the first paragraph:

“Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (d) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of clauses (a) through (d), any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following that determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article VIII are held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of those provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of those provision to other persons and circumstances will not in any way be affected or impaired. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this ARTICLE VIII. This Article VIII does not apply to claims arising under United States federal securities laws.

6.           ARTICLE X of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

“1.          To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2.          The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

3.          Neither any amendment nor repeal of this ARTICLE X, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this ARTICLE X, shall eliminate or reduce the effect of this ARTICLE X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.”

7.          This Certificate of Amendment of Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

(signature page follows)

IN WITNESS WHEREOF, Tenon Medical, Inc. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by Steven Foster, a duly authorized officer of the Corporation, on October 18, 2021.

/s/Steven Foster
Steven Foster
Chief Executive Officer